EXHIBIT 99.1

                               MARGO CARIBE, INC.
                                  P.O. BOX 706
                                DORADO, PR 00646

                                                                    NEWS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE

CONTACTS: Michael Spector                             Alfonso Ortega
          (787) 883-2570, Ext. 24                     (787) 883-2570, Ext. 33

                               MARGO CARIBE, INC.
                    ANNOUNCES TERMINATION OF MERGER AGREEMENT
                                WITH iTRACT, LLC

         Vega Alta, Puerto Rico, March 5, 2001 - Margo Caribe, Inc. ("Margo") (NASDAQ Symbol: MRGO) announced today that its board of directors has acted to terminate the merger agreement with itract, LLC ("itract"). Since several of the conditions to Margo's obligations to proceed with the merger agreement have not occurred by the agreed upon date of March 1, 2001, Margo decided that it was not in the best interest of Margo or its shareholders to proceed with this transaction.

         The board of directors of Margo has also acted to terminate the stock purchase agreement with Empresas Margo, Inc. which provided for the sale of substantially all of Margo's assets. Moving forward, Margo will continue to focus on developing its existing businesses.

         Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Vega Alta and Barranquitas, Puerto Rico. The Company is also engaged in the sale of lawn and garden products, the provision of landscaping services and maintenance throughout Puerto Rico and the Caribbean and the manufacture of potting soils and other lawn and garden bag goods under the Rain Forest trade name.